                                                                                                                                                     FOR IMMEDIATE RELEASE

                                                                                                                                                                                          Contact: Christopher J. Eperjesy
                                                                                                                                                                                          (262) 638-4343

TWIN DISC, INC., ANNOUNCES RECORD FISCAL 2008 FIRST-QUARTER FINANCIAL RESULTS

First-Quarter Net Earnings up 39.1% to $5,106,000  First-Quarter Sales up 11.9% to $73,613,000

Management Optimistic about the Fiscal 2008 Outlook  Board of Directors Increases Quarterly Dividend

     RACINE, WISCONSIN—October 23, 2007—Twin Disc, Inc. (NASDAQ: TWIN), today reported record financial results for the fiscal 2008 first quarter ended September 28, 2007. Sales, net earnings and diluted earnings per share for the first three months of fiscal 2008 represented the best first quarter in the Company’s history.

     Sales for the quarter ended September 28, 2007 improved 11.9 percent to $73,613,000 from $65,774,000 in the same period a year ago. The results for the current fiscal quarter were led by strong sales of marine and propulsion products to the commercial marine and mega yacht markets as well as continued strong demand for land based transmission products.

     Gross margin, as a percentage of fiscal 2008 first-quarter sales, increased 1.5 percentage points to 32.4 percent from 30.9 percent in last year’s comparable period. Profitability continued to be strong during the fiscal 2008 first quarter. For the fiscal 2007 first quarter, gross margins were negatively impacted by an unfavorable purchase accounting adjustment to inventory in the amount of $734,000. Net earnings for the fiscal 2008 first quarter increased 39.1 percent, or $1,434,000 to $5,106,000, or $0.88 per diluted share, compared with $3,672,000, or $0.62 per diluted share, for the fiscal 2007 first quarter.

     Earnings before interest, taxes, depreciation and amortization (EBITDA)* increased 33.3 percent to $10,842,000 for the fiscal 2008 first quarter, from $8,136,000 for the same period last fiscal year.

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     The net year-over-year translation effect of the change in foreign currency exchange rates was to increase sales by $2,357,000 in the fiscal 2008 first quarter when compared to the same period in fiscal 2007. The net impact to gross profit was $455,000. This represents the net impact of favorable foreign currency translation of $740,000 and the unfavorable margin impact of a strengthening Euro on US dollar sales of our Belgian manufacturing operation of $285,000.

     Commenting on the results, Michael E. Batten, Chairman, President and Chief Executive Officer, said, “We are pleased with the results of the first fiscal quarter, which confirmed our expectations for sales growth and profitability. Sales of our land based transmissions for oil field and military applications matched last year’s first quarter pace, while sales of vehicular transmissions for use in airport, rescue and firefighting vehicles were up for the quarter. However, industrial product markets continued to experience some cyclical softening in the quarter. On the marine side of our business, we continued to see strong demand for our commercial and pleasure craft marine products in the quarter. Sales of our commercial marine gears into Southeast Asia and the Gulf Coast of the United States were particularly robust. In addition, marine propulsion system sales into the Italian mega yacht market, the largest in the World, continued to expand versus the same period last year.”

     Christopher J. Eperjesy, Vice President – Finance, Chief Financial Officer and Treasurer, stated, “During the quarter, we repurchased 260,000 shares of our common stock outstanding at an average cost of $51.44 per share. We currently have 140,000 shares remaining under our previously announced share repurchase program. Other use of capital in the quarter included $2,502,000 for upgrading our manufacturing processes and the implementation of a global ERP system. Total debt increased during the quarter to $55,156,000 compared to $43,920,000 at June 30, 2007 primarily due to the $13,475,000 stock repurchase in the quarter. Our total debt to total capitalization now stands at 33.5 percent compared to 27.6 percent at June 30, 2007. We are comfortable with our capital structure and have the financial flexibility to continue to look at ways to expand our businesses. Working capital at September 28, 2007 increased 2.7 percent to $95,877,000 compared to the 11.9 percent increase in sales.”

     Mr. Batten concluded, “Going forward, we expect that fiscal 2008 will be another good year, as worldwide demand for our products continues in the markets we serve. Our backlog of orders to be shipped over the next six months was $112,293,000, an increase of 12.1 percent from $100,184,000 in the same period a year ago and up 1.8 percent from $110,357,000 at fiscal 2007 year end. As a result of our current financial results and the outlook for the remainder of fiscal 2008, the Board of Directors has increased our quarterly dividend payment 27.3 percent to $0.14 per common share from $0.11 per common share.”

     Twin Disc will be hosting a conference call today (October 23, 2007) to discuss these results and to answer questions at 1:00 p.m. EST. To participate in the conference call, please dial 866-225-8729 five to 10 minutes before the call is scheduled to begin. A replay will be available from 4:00 p.m. October 23, 2007 until midnight on October 30, 2007. The number to hear the teleconference replay is 800-406-7325. The access code for the replay is 3793131.

     The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://www.twindisc.com/companyinvestor.aspx and follow the

Twin Disc, Inc., Page 3

instructions at the web cast link. The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

     Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

     This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures

     Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts. These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

     The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow-

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share data; unaudited)

	Three Months Ended
	September 28,	September 30,
	2007	2006

Net sales	$73,613	$65,774
Cost of goods sold	49,762	45,461
Gross profit	23,851	20,313
Marketing, engineering and
administrative expenses	14,694	13,652
Interest expense	744	643
Other income, net	(5)	(80)

Earnings before income taxes	8,418	6,098
and minority interest
Income taxes	3,237	2,377
Minority interest	(75)	(49)
Net earnings	$5,106	$ 3,672

Earnings per share:
Basic	$0.89	$ 0.63
Diluted	$0.88	$ 0.62

Average shares outstanding:
Basic	5,748	5,802
Diluted	5,816	5,905

Dividends per share	$0.11	$ 0.095

RECONCILIATION OF CONSOLIDATED NET EARNINGS TO EBITDA

(In thousands; unaudited)

	Three Months Ended
	September 28,	September 30,
	2007	2006

Net earnings	$ 5,106	$ 3,672
Income taxes	3,237	2,377
Interest expense	744	643
Depreciation and amortization	1,755	1,444
Earnings before interest, taxes,
depreciation and amortization	$10,842	$8,136

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	September 28,	June 30,
	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$19,677	$19,508
Trade accounts receivable, net	55,192	63,277
Inventories, net	81,809	76,253
Deferred income taxes	6,403	6,046
Other	8,480	8,156

Total current assets	171,561	173,240

Property, plant and equipment, net	58,181	56,810
Goodwill	17,281	17,171
Deferred income taxes	3,314	3,956
Intangible assets, net	9,229	9,352
Other assets	6,941	6,655

	$266,507	$267,184

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities on long-term debt	$ 1,846	$ 1,768
Accounts payable	29,415	28,896
Accrued liabilities	44,423	49,254

Total current liabilities	75,684	79,918

Long-term debt	53,310	42,152
Accrued retirement benefits	24,578	26,392
Other long-term liabilities	2,627	2,640

	156,199	151,102

Minority interest	718	645

Shareholders' equity:
Common stock	13,884	13,304
Retained earnings	125,562	121,109
Accumulated other comprehensive loss	(1,785)	(4,493)

	137,661	129,920
Less treasury stock, at cost	28,071	14,483

Total shareholders' equity	109,590	115,437

	$266,507	$267,184

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three Months Ended

	September 28,	September 30,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 5,106	$ 3,672
Adjustments to reconcile net earnings to cash
provided by operating activities:
Depreciation and amortization	1,755	1,444
Net change in working capital	(1,719)	(14,609)
	5,142	(9,493)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of fixed assets	(2,502)	(1,267)
	(2,502)	(1,267)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	-	(1,252)
(Decrease) increase in notes payable, net	(395)	101

Proceeds from long term debt	11,251	11,577
Proceeds from exercise of stock options	100	100
Purchase of treasury stock	(15,077)	-
Dividends paid	(653)	(554)
Other	1,728	171
	(3,046)	10,143

Effect of exchange rate changes on cash	575	104

Net change in cash and cash equivalents	169	(513)

Cash and cash equivalents:
Beginning of period	19,508	16,427

End of period	$19,677	$15,914

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